Exhibit 5.3

Robert I. Guenthner

Ken M. Peterson

A.J. Schwartz

William B. Sorensen Jr.

Jeffery L. Carmichael

Robert W. Coykendall

Robert K. Anderson

Karl R. Swartz

Roger L. Theis

Richard F. Hayse

Thomas R. Docking

Diane S. Worth

Janet Huck Ward

Roger N. Walter

James D. Young

Kelly S. Herzik

Luke A. Sobba

Kimberly K. Bonifas

Richard A. Kear

Cameron V. Michaud

Blanca P. Greenstein*

Ryan M. Peck

Shannon M. Braun

Will B. Wohlford

Joon K. Park

Kristen D. Wheeler

Emily Cassell Docking

Joshua J. Hofer

Julia Gilmore Gaughan

Jeremy W. Harris

Maren K. Ludwig

Christopher T. Borniger

Megan L. Hoffman

Jonathan A. Schlatter

Brandon W. Deines

Khari E. Taustin*

Amanda R. Wright

Jan T. Williams

Nanette T. Kalcik

Sarah G. Briley

Luke C. Wohlford Δ

Of Counsel

John W. Johnson

C. Michael Lennen

Justin F. Carter ¥

Danielle J. Carter ¯

* Resident & Licensed in FL

Δ Licensed only in TX

¥ Licensed only in MI

¯ Licensed only in IL & MI

Sender’s email: jyoung@morrislaing.com

December 3, 2012

Basic Energy Services, Inc.

801 Cherry St., Suite 2100

Fort Worth, Texas 76102

Re:	Basic Energy Services, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Kansas counsel to Acid Services, LLC, a Kansas limited liability company (the “Kansas Subsidiary Guarantor”), with respect to Basic Energy Services, Inc., a Delaware corporation (the “Company”), and the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Company of $300,000,000 aggregate principal amount of its 7-3/4% Senior Notes due 2022 (the “Old Notes”) for a new series of notes bearing substantially identical terms and in like principal amount to the Old Notes (the “New Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the New Notes.

The New Notes will be issued under an Indenture, dated as of October 16, 2012, by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise, of the: a) Unanimous Written Consent of the Kansas Subsidiary Guarantor dated September 28, 2012; b) Amended and Restated Articles of Organization of the Kansas Subsidiary Guarantor filed-stamped April 24, 2006; c) Second Amended and Restated Operating Agreement of the Kansas Subsidiary

Old Town Square • 300 N. Mead, Suite 200 • Wichita, KS 67202

Tel: 316.262.2671 • Fax: 316.262.5991 • www.MorrisLaing.com

Wichita, KS • Topeka, KS • West Palm Beach, FL • Chicago, IL

Basic Energy Services

December 3, 2012

Guarantor dated February 17, 2006; d) Certificate of Merger of JetStar Consolidated Holdings, Inc. with and into JS Acquisition LLC dated effective March 6, 2007; e) Certificate of Secretary of the Kansas Subsidiary Guarantor and others dated October 16, 2012; f) Certificate of Good Standing for the Kansas Subsidiary Guarantor dated November 30, 2012; and (g) the Registration Statement (including the exhibits thereto), as a basis for the opinions set forth below. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, the Indenture will have been entered into, and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of the documents submitted to us as originals, the conformity to the authentic original of any documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have relied upon information and copies of documents furnished to us by our client or by other parties or their counsel. For purposes of this opinion, we have assumed that all such information is and documents are complete, genuine, and accurate.

Based on the foregoing, we are of the opinion that (a) the Kansas Subsidiary Guarantor is validly existing under the laws of the State of Kansas, (b) the Kansas Subsidiary Guarantor has all necessary limited liability company power and authority to execute and deliver and to perform its obligations under the Indenture, and (c) the Kansas Subsidiary Guarantor has duly authorized its notation of guarantee on the New Notes.

The opinions expressed above are limited by and subject to the following qualifications:

(a)	We express no opinion other than as to the laws of the State of Kansas.

(b)	In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Kansas Subsidiary Guarantor in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

(c)	This opinion does not constitute a guarantee of obligations referred to in the documents, and by rendering this opinion we are not guaranteeing or insuring any of the obligations referred to or opined upon herein.

(d)	This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

Basic Energy Services

December 3, 2012

(e)	Our opinions stated above rely in part on the certification by the Secretary of the Kansas Subsidiary Guarantor as to the accuracy, completeness and correctness of the resolutions and organizational documents specifically mentioned herein, and do not consider or extend to any documents, instruments, agreements or representations or any other matter of any kind not specifically mentioned herein, and this opinion should in no way be considered as inclusive of any matters not specifically set forth herein. The opinions expressed herein are subject further in all respects to the effect of future applicable laws and court decisions or future changes of fact.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

Morris, Laing, Evans, Brock and Kennedy, Chtd.

By:	/s/ James D. Young